Exhibit 10.11

Cumulus Media Inc.
Description of 2017 Non-Equity Incentive Plans

Awards to the Company’s executive officers under the Company’s 2017 quarterly incentive plan (the “2017 QIP”) are based on the Company achieving budgeted adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) levels. The target cash incentive award opportunity available to each executive officer under the 2017 QIP is calculated as a percentage of each executive officer’s base salary, all in accordance with the terms of each such officer’s employment agreement.

Under the 2017 QIP, performance is measured at the end of each quarter, beginning with the quarter ended March 31, 2017, based on year-to-date performance at the end of the respective quarter. If target performance levels for the year-to-date period have been met or exceeded, 25% of the total annual target bonus will be awarded following applicable quarter end. If, at the completion of any quarter, target performance levels for the year-to-date period (other than the full year period) have not been met, no payment will be made for that period.

Following the end of the year, actual annual performance is compared to the threshold, target and maximum performance goals. If the Company achieves the full-year 2017 threshold EBITDA goal, each executive officer will be entitled under the 2017 QIP to a total payout for the full year equal to 25% of his or her respective 2017 QIP target award opportunity. If the Company meets or exceeds the full-year 2017 maximum EBITDA goal, each executive officer will be entitled under the 2017 QIP to a total payout for the full year equal to 150% of his or her respective 2017 QIP target award opportunity. Actual performance between threshold and target or target and maximum will result in payout amounts determined by linear interpolation. The payout amount calculated for performance over the full-year period will be reduced by payments previously made for the quarterly periods in 2017.

The Company’s 2017 Supplemental Incentive Plan (the “2017 SIP”) was approved to provide participants the opportunity to earn cash payments in ratable installments over the final three fiscal quarters of 2017, based on the Company’s year-to-date performance at the end of the respective period. In order to be eligible to participate in the 2017 SIP, participants were required to agree to the cancellation of all of their respective outstanding equity incentive awards.

The 2017 SIP provided payouts only in the event the Company’s EBITDA performance met or exceeded applicable levels after taking into account the proposed 2017 SIP payouts, making the program self-funding. Specifically, performance under the 2017 SIP is measured, and payments are made, as of the end of each applicable period, based on the Company’s EBITDA after giving effect to any such proposed payments. If target performance levels for the year-to-date period have been met or exceeded, one-third of the total annual 2017 SIP target bonus is awarded following each period end. If, after giving effect to such payments target performance levels for the year-to-date period (other than the full year period) have not been met, no payment are made following the applicable quarter. Under the 2017 SIP, target award opportunities for each executive officer were as follows: Ms. Berner ($1,470,000), Mr. Abbot ($587,500), Ms. Grimes ($120,000), and Mr. Denning ($480,000).
Following the end of the year, actual annual EBITDA performance is compared to the threshold, target and maximum performance goals, and payouts, if any, are determined in the same manner as under the 2017 QIP, except that under the 2017 SIP, EBITDA performance is determined after giving effect to such proposed payments and awards made at previous quarter ends that have been paid is subject to repayment by the affected executive in the event the affected executive resigns his or her employment with the Company prior to year-end.